Exhibit 3.6

State of Delaware Secretary of State Division of Corporations Delivered 03:39 PM 05/11/2007 FILED 03:39 PM 05/11/2007 SRV 070554127 – 3968140 FILE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

MELROSE US 3 LLC

Pursuant to Section 18-202 of the

Delaware Limited Liability Company Act.

1. The name of the limited liability company is Melrose US 3 LLC (the “Company”).

2. The Certificate of Formation of the Company is hereby amended to change the name of the Company to McKechnie Aerospace US LLC.

3. Accordingly, Article First of the Certificate of Formation shall, as amended, read as follows:

“First: The name of the limited liability company (hereinafter called the “Company” is McKechnie Aerospace US LLC.”

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Amendment this 11th day of May, 2007.

/s/ Bruce E. Graben
Name: Bruce E. Graben
Title: Authorized Person

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